UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

UNIFIRST CORPORATION
(Name of Registrant as Specified In Its Charter)

ENGINE CAPITAL LP

ENGINE JET CAPITAL, L.P.

ENGINE LIFT CAPITAL, LP

ENGINE AIRFLOW CAPITAL, L.P.

ENGINE CAPITAL MANAGEMENT, LP

ENGINE CAPITAL MANAGEMENT GP, LLC

ENGINE INVESTMENTS, LLC

ENGINE INVESTMENTS II, LLC

ARNAUD AJDLER

MICHAEL A. CROATTI

MICHAEL A. CROATTI JR.

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Engine Capital LP, together with the other participants named herein (collectively, “Engine”), has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Engine’s slate of director nominees at the 2026 annual meeting of shareholders (the “Annual Meeting”) of UniFirst Corporation, a Massachusetts corporation (the “Company”).

Item 1: On December 8, 2025, Engine issued the following press release:

ISS Recommends UniFirst Shareholders Vote “FOR” Engine Capital’s New
Director Candidates at 2026 Annual Meeting

Urges Shareholders to Replace Directors Joseph Nowicki and Steven Sintros with Engine’s Nominees

Highlights UniFirst’s Value-Destructive Rejection of Multiple Premium Acquisition Offers from Cintas in Light of the Company’s Disappointing Operating Results

Engine Warns Independent Directors to Not Follow Any Plans Cynthia Croatti May Have to Seek the Elevation of COO Kelly Rooney as UniFirst’s Next CEO and Urges Them to Form Special Committee

NEW YORK--(BUSINESS WIRE)--Engine Capital LP (together with its affiliates, “Engine” or “we”), which owns approximately 3.2% of the outstanding shares of common stock of UniFirst Corporation (NYSE: UNF) (“UniFirst” or the “Company”), today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended that UniFirst shareholders send a clear message to the Company’s Board of Directors (the “Board”) that the status quo is untenable by voting “FOR” the election of Engine’s director candidates, Arnaud Ajdler and Michael Croatti, on the BLUE universal proxy card at the 2026 Annual Meeting of Shareholders to be held on December 15, 2025.

Mr. Ajdler, Founder and Managing Partner of Engine, commented:

“ISS’ report underscores the danger of UniFirst’s dual-class share structure and stresses the urgent need to reconfigure the Board in a way that best counteracts the negative influence of individuals who have used this structure to the detriment of the Company’s common shareholders. In particular, ISS points to Joseph Nowicki and Steven Sintros as having acquiesced to this state of affairs through their leadership positions, and concludes that both should be removed from the Board. ISS’ findings further reinforce the immediate need for the independent directors to form a special committee with its own advisors. Since Ron Croatti’s passing eight years ago, we are deeply concerned by the apparent negative influence Cynthia Croatti has had on the Company as evidenced by UniFirst’s abysmal performance and questionable decision-making. ISS highlights how the independent directors (Mr. Nowicki, Sergio A. Pupkin, Raymond C. Zemlin, Cecilia McKenney, and Michael Iandoli) are complicit in this value destruction. The independent directors represent the interest of ALL shareholders and need to start behaving accordingly.

In particular, we are increasingly concerned that Cynthia Croatti may be seeking to put forward an alternative plan to install COO Kelly Rooney as UniFirst’s next CEO. In our view, it would be irresponsible for the independent directors to endorse this approach. We do not believe Ms. Rooney is qualified to lead UniFirst. She has never served as the CEO of a public company and has no experience managing a turnaround of this scale or complexity. The Board should recall that the last time Cynthia Croatti championed a CEO candidate, the appointment of Mr. Sintros produced profoundly disappointing results. We strongly urge the independent directors not to repeat that mistake.

At Waste Management, Ms. Rooney held a couple of regional operational roles before joining corporate leadership as Vice President of Human Resources and ultimately Chief Human Resources Officer (“CHRO”). She has never overseen a P&L of UniFirst’s magnitude, has no background leading finance functions, has no M&A experience, and lacks the expertise needed to address UniFirst’s significant technology challenges. Our market checks reinforced these concerns; former colleagues uniformly questioned her readiness and capability to lead a company in UniFirst’s position. The fact that Cynthia Croatti is close to Ms. Rooney or previously oversaw HR at UniFirst does not make a former CHRO an appropriate choice for CEO.

Under Massachusetts law, directors owe fiduciary duties to the corporation itself. UniFirst’s challenges are substantial: the Company lacks the necessary scale to compete effectively, relies on outdated technology, operates with suboptimal margins, and is losing customers to its largest competitor. It is operating at a competitive disadvantage, which will worsen over time. Appointing an untested and inexperienced CEO would not serve the corporation’s best interests. It will significantly increase the risk of operational missteps, shareholder value destruction, and erosion of customer relationships, and will likely result in employee layoffs. Endorsing this plan would amount to placing an unnecessary and unjustifiable gamble with shareholders’ capital, particularly when a far less risky alternative exists that would maximize value for shareholders, create greater opportunities for employees as part of a larger organization, and expand the range of services available to customers. Promoting Ms. Rooney to CEO would be a dereliction of the directors’ duties of care, loyalty, and good faith to the corporation.

It is evident to all objective observers that a sale of UniFirst represents the most favorable risk-adjusted path for the corporation and all its stakeholders. We sincerely hope that the findings of ISS, a respected independent proxy advisor, will serve as the wake-up call the Board needs to immediately form an independent special committee, re-engage with potential acquirers, and conduct a disciplined and robust sale process.”

In its report, ISS affirmed Engine’s case for change, highlighting the Company’s unequal share structure and years of underperformance, as well as the Board’s value-destructive decisions and gamesmanship:1

•	“The Board's handling of multiple acquisition offers representing mid double-digit premia from Cintas is troubling, whether judged against the Company's share price at the time or the present day.”
•	“Given the historical performance of [UniFirst], it is challenging to construct a scenario whereby such future opportunities provided a reasonable justification for not engaging in more substantive discussions.”
•	“[UniFirst’s] dual class share structure, with unequal voting rights, ensures that the majority economic owners of the company are relegated to wielding a minority of the Company's voting power.
•	“The Board’s decision to advance the 2026 annual general meeting to December 2025, nearly a month earlier than customary, […] reflects what appears to be deliberate gamesmanship that undermines transparency and limits shareholder engagement.”
•	“These and various other actions and decisions establish a troubling pattern of entrenchment, questionable judgment, and an erosion of shareholder rights.”

1 Permission to quote ISS was neither sought nor obtained.

•	“Both [Joseph Nowicki and Steven Sintros] have acquiesced to this state of affairs through their leadership positions, and both should be removed.”

Voting Instructions

Only your latest-dated vote counts. Shareholders who have already voted for the incumbents on the Company’s white card or white voting instructions form may change their vote by voting a later-dated BLUE proxy card or BLUE voting instruction form. All of Engine’s materials are available at www.saveunifirst.com. Please call Saratoga at (888) 368-0379 or (212) 257-1311 or email info@saratogaproxy.com with questions.

About Engine Capital

Engine Capital LP is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson, (212) 257-1311

jferguson@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@longacresquare.com / bkirpalani@longacresquare.com

Item 2: Also, on December 8, 2025, Engine posted the following materials and updates to www.SaveUniFirst.com: